Exhibit 1.2

Pricing Agreement

LaSalle Financial Services, Inc.

55 East 52nd Street

6th Floor

New York, NY 10055

Wachovia Capital Markets, LLC

One Wachovia Center, DC-7

301 South College Street

Charlotte, NC 28288-0602

As Representatives of the several

Underwriters named in Schedule I hereto,

November 15, 2005

Ladies and Gentlemen:

Southern California Gas Company, a California corporation (the “Company”), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated November 15, 2005 (the “Underwriting Agreement”) between the Company on the one hand and LaSalle Financial Services, Inc. and Wachovia Capital Markets, LLC on the other hand, to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”) the First Mortgage Bonds specified in Schedule II hereto (the “Designated Bonds”). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation and warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Bonds which are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act on behalf of the Representatives and on behalf of each of the Underwriters of the Designated Bonds pursuant to Section 12 of the Underwriting Agreement and the address of the Representatives referred to in such Section 12 are set forth at the end of Schedule II hereto.

P-1

An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Bonds, in the form heretofore delivered to you is now proposed to be filed with the Commission.

Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Designated Bonds set forth opposite the name of such Underwriter in Schedule I hereto.

If the foregoing is in accordance with your understanding, please sign and return to us one for the Company and for each of the Representatives plus one for each counsel counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters, on the one hand, and the Company, on the other hand. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination upon request, but without warranty on the part of the Representatives as to the authority of the signers thereof.

Very truly yours,

Southern California Gas Company

By:	/S/ JOAN T. JONES
Name: Joan T. Jones
Title: Vice President and Treasurer

Accepted as of the date hereof:

LaSalle Financial Services, Inc.

By:	/S/ REID HILL
Name: Reid Hill
Title: Director

Wachovia Capital Markets, LLC

By:	/S/ JAMES T. WILLIAMS, JR.
Name: James T. Williams, Jr.
Title: Managing Director

On behalf of each of the Underwriters

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SCHEDULE I

Underwriter	Principal Amount of Designated Bonds to be Purchased
LaSalle Financial Services, Inc.	$87,500,000
Wachovia Capital Markets, LLC	87,500,000
HSBC Securities (USA) Inc.	21,250,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	21,250,000
SG Americas Securities, LLC	21,250,000
M.R. Beal & Company, L.P.	5,625,000
Samuel A. Ramirez & Company, Inc.	5,625,000

Total	$250,000,000

Schedule I-1

SCHEDULE II

Title of Designated Bonds:

5.75% First Mortgage Bonds, Series KK, due 2035

Aggregate principal amount:

$250,000,000

Price to Public:

99.392% of the principal amount of the Designated Bonds

Purchase Price by Underwriters:

98.517% of the principal amount of the Designated Bonds

Form of Designated Bonds:

Book-entry only form represented by one or more global securities deposited with The Depository Trust Company (“DTC”) or its designated custodian, to be made available for checking by the Representatives at least twenty-four hours prior to the Time of Delivery at the office of DTC.

Specified funds for payment of purchase price:

Federal (same day) funds

Time of Delivery:

10:00 a.m. (New York City time), November 18, 2005

Indenture:

Indenture dated October 1, 1940, as amended and supplemented to date, including the Supplemental Indenture dated as of November 18, 2005, between the Company and U.S. Bank Trust National Association, as successor trustee

Maturity:

November 15, 2035

Interest Rate:

5.75%

Schedule II-1

Interest Payment Dates:

May 15 and November 15, commencing May 15, 2006

Redemption Provisions:

The Designated Bonds may be redeemed, in whole or in part, at the option of the Company, at any time or from time to time on the terms and subject to the conditions set forth in the final prospectus supplement dated November 15, 2005, relating to the Designated Bonds.

Sinking Fund Provisions:

No sinking fund provisions

Floating rate provisions:

Not applicable

Adjustable rate provisions:

Not applicable

Defeasance provisions:

The Designated Bonds shall be subject to defeasance on the terms and subject to the conditions set forth in the final prospectus supplement dated November 15, 2005 relating to the Designated bonds.

Closing location for delivery of Designated Bonds:

Latham & Watkins LLP

633 West Fifth Street

Los Angeles, California 90071

Additional Closing Conditions:

Not applicable

Names and addresses of Representatives:

Designated Representatives:

LaSalle Financial Services, Inc.

Wachovia Capital Markets LLC

Schedule II-2

Address for Notices, etc.:

LaSalle Financial Services, Inc.

55 East 52nd Street

6th Floor

New York, NY 10055

Wachovia Capital Markets LLC

One Wachovia Center, DC-7

301 South College Street

Charlotte, NC 28288-0602

Schedule II-3